Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Apricus Biosciences, Inc. of our report dated March 31, 2010, on our audit of the consolidated financial statements of Apricus Biosciences, Inc. (formerly known as NexMed, Inc.) and Subsidiaries as of December 31, 2009 and for the years ended December 31, 2009 and 2008, appearing in the Annual Report on Form 10-K of Apricus Biosciences, Inc. and Subsidiaries for the year ended December 31, 2010. Such report includes an uncertainty paragraph with respect to the ability of Apricus Biosciences, Inc. and Subsidiaries to continue as a going concern. We were not engaged to audit, review, or apply any procedures to the adjustments relating to the 15 to 1 reverse stock split described in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by EisnerAmper LLP.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement on Form S-3.

/s/ Amper, Politziner & Mattia, LLP

December 16, 2011

Edison, New Jersey